Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2009, relating to the consolidated balance sheets of Pacific Continental Corporation and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and of our same report, with respect to the Company’s internal controls over financial reporting as of December 31, 2008, incorporated by reference in the Registration Statement No. 333-xxxxxx on Form S-1 and the related Preliminary Prospectus for the registration of no par value common stock of Pacific Continental Corporation having a maximum aggregate offering price of $40,250,000.

/s/ Moss Adams LLP

Portland, Oregon

September 21, 2009